EXHIBIT 12

UNITED COMMUNITY BANKS, INC.
RATIO OF EARNINGS TO FIXED CHARGES (Regulation S-K 503 (d))

		Six Months Ended June 30,		Year Ended December 31,
		2011		2010		2009		2008		2007		2006
EARNINGS
+	Pre-tax income from continuing operations	(224,782)		(432,292)		(319,499)		(101,811)		88,974		107,777
+	Fixed charges	46,849		116,686		176,574		230,528		277,614		209,871
+	Amortization of capitalized interest	-		-		-		-		-		-
-	Capitalized interest	-		-		-		-		-		-
-	Preferred Series A dividends (pre-tax equivalent)	(10)		(20)		(22)		(24)		(28)		(30)
-	Preferred Series B dividends (pre-tax equivalent)	(6,952)		(13,846)		(13,846)		(962)		-		-
-	Preferred Series B accretion (pre-tax equivalent)	(1,047)		(2,004)		(1,890)		(127)		-		-
-	Preferred Series D dividends (pre-tax equivalent)	(903)		-		-		-		-		-
	Total earnings	(186,845)		(331,476)		(158,683)		127,604		366,560		317,618
	Interest on deposits	28,755		81,732		141,377		198,301		229,591		169,297
	Total earnings exc. deposit int.	(215,600)		(413,208)		(300,060)		(70,697)		136,969		148,321

FIXED CHARGES
+	Interest expensed	37,558		100,071		159,734		228,265		276,434		208,815
+	Interest capitalized	-		-		-		-		-		-
+	Interest included in rental expense	379		745		1,082		1,150		1,152		1,026
+	Preferred Series A dividends (pre-tax equivalent)	10		20		22		24		28		30
+	Preferred Series B dividends (pre-tax equivalent)	6,952		13,846		13,846		962		-		-
+	Preferred Series B accretion (pre-tax equivalent)	1,047		2,004		1,890		127		-		-
+	Preferred Series D dividends (pre-tax equivalent)	903		-		-		-		-		-
	Total fixed charges	46,849		116,686		176,574		230,528		277,614		209,871
	Interest on deposits	28,755		81,732		141,377		198,301		229,591		169,297
	Total fixed charges exc. deposit int.	18,094		34,954		35,197		32,227		48,023		40,574

RATIO OF EARNINGS TO FIXED CHARGES
	Including interest on deposits	(3.99	) x	(2.84	) x	(.90	) x	.55	x	1.32	x	1.51	x
	Excluding interest on deposits	(11.92	) x	(11.82	) x	(8.53	) x	(2.19	) x	2.85	x	3.66	x

	DEFICIENCY (503(d) 1(A)) with deposit int	233,694		448,162		335,257		102,924		-		-
	DEFICIENCY (503(d) 1(A)) without deposit int	233,694		448,162		335,257		102,924		-		-